Exhibit a(9)

DOMINI SOCIAL INVESTMENT TRUST

Amendment

to Declaration of Trust

August 1, 2012

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust’s Declaration of Trust as currently in effect (the “Declaration of Trust”), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendments to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective as of August 1, 2012:

The Establishment and Designation of Classes of Shares attached as Appendix B to the Declaration of Trust has been amended and restated to read as set forth on Appendix B attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Amy L. Thornton	/s/ Gregory A. Ratliff
Amy L. Thornton, as Trustee	Gregory A. Ratliff, as Trustee
and not individually	and not individually

/s/ J. Elizabeth Harris	/s/ John L. Shields
Julia Elizabeth Harris, as Trustee and not individually	John L. Shields, as Trustee and not individually

/s/ Kirsten S. Moy
Kirsten S. Moy, as Trustee and not individually

Appendix B

Amended and Restated

Establishment and Designation of Classes of Shares

Pursuant to Section 6.11 of the Second Amended and Restated Declaration of Trust, as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time, the “Declaration”), of Domini Social Investment Trust (the “Trust”), the undersigned, being not less than a majority of the Trustees of the Trust, do hereby amend and restate the existing Establishment and Designation of Classes of Shares appended as Appendix B to the Declaration in order to reflect the addition of Institutional shares of the Domini International Social Equity Fund, effective as of November 30, 2012. No changes to the special and relative rights of the existing Classes of the remaining Series are intended by this amendment and restatement.

1. The Classes listed below with respect to the identified Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

Series	Classes
Domini Social Equity Fund	Investor Shares Class A Shares
Class R Shares
Institutional Shares

Domini Social Bond Fund	Investor Shares Institutional Shares
Class R Shares

Domini International Social Equity Fund (known as Domini European PacAsia Social Equity Fund prior to November 27, 2009)	Investor Shares Class A Shares Institutional Shares

2. Each Share of each Class is entitled to all the rights, privileges and preferences accorded to Shares under the Declaration.

3. The number of authorized Shares of each Class is unlimited.

4. All Shares of a Class of a Series shall be identical with each other and with the Shares of each other Class of the same Series except for such variations between Classes as may be authorized by the Trustees from time to time and set forth in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Class of such Series, as the same may be amended and supplemented from time to time (“Prospectus”). The Trustees may change the name or other designation of a Class; and take such other action with respect to the Classes as the Trustees may deem desirable.

5. With respect to the Shares of a Class of a Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege , (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Class of such Series.

6. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Class of a Series that have been established by the Trustees, divide or combine the issued or unissued Shares of any Class of a Series into a greater or lesser number; classify or reclassify any issued or unissued Shares of any Class of a Series into one or more Classes of such Series; combine two or more Classes of a Series into a single Class of such Series; in each case without any action or consent of the Shareholders.

7. The designation of any Class hereby shall not impair the power of the Trustees from time to time to designate additional Classes of Shares of a or terminate any one or more Classes of a Series hereby designated.

8. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.